Exhibit 99.1

17 August 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ACQUIRES SPANISH CARREFOUR AND DIA
SUPERMARKET PORTFOLIO FOR €85.5 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the acquisition of a Spanish portfolio of 16 supermarkets, including 11 Carrefour supermarkets and five Dia supermarkets from a joint venture between French institutional investors managed by AEW Europe. The purchase price of the portfolio was €85.5 million, reflecting a yield on cost of 6.9%. The acquisition was funded from the Company’s cash resources.
The 16 supermarkets comprise 593,600 sq ft of lettable space across seven high street stores and nine big box stores across Spain with a concentration around Madrid and Barcelona regions.

The stores are 100% occupied by Carrefour and Dia on triple net leases, generating a day one NOI of €6.0 million with 85% of the NOI from Carrefour and 15% from Dia. The portfolio has a WAULT of 5.4 years (23.4 years to expiry) with all the leases expiring on 31 December 2038 with six yearly rolling tenant break options and upward only rent review provisions at this time. The next break option is at 31 December 2020.

Summary of portfolio

Location	Province	Area (sq ft)	Big box/ High street
Carrefour stores
Aluche	Madrid	53,900	Big box
Alcaiá de Henares	Madrid	66,300	Big box
Olerdola	Barcelona	50,200	Big box
Berga	Barcelona	36,000	Big box
Viladecans	Barcelona	32,200	Big box
Igualada	Barcelona	62,200	Big box
Pontevedra	Pontevedra	55,000	Big box
Bilbao	Vizcaya	49,000	High street/Convenience
Salamanca	Salamanca	39,200	High street/Convenience
Cádiz	Cádiz	33,400	High street/Convenience
Almería	Almería	26,900	High street/Convenience
Carrefour subtotal		504,300
Dia stores
Granollers	Barcelona	19,900	Big box
Esparragueras	Barcelona	19,400	Big box
Dr. Fleming	Madrid	18,500	High street/Convenience
Mora d’Ebre	Tarragona	18,300	High street/Convenience
Rocafort	Barcelona	13,200	High street/Convenience
Dia subtotal		89,300
Total		593,600

Carrefour is Europe’s largest retailer and Spain’s second largest supermarket. It operates 10,860 stores across 33 countries and has a market capitalisation of €18.6 billion. Spain is Carrefour’s second largest market by footprint with 582 stores. Carrefour is rated Baa2 with a positive outlook by Moody’s.

Dia is Spain’s fourth largest supermarket. It de-merged from Carrefour Group in 2011 and is listed on the Madrid Stock Exchange. It operates 7,306 stores globally of which 4,781 stores are in Spain where it enjoys the second largest market share with 7.9% of sales. It is rated Baa3 with a stable outlook by Moody’s.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“This exciting acquisition represents KWE’s largest purchase to date in Spain and brings our Spanish ownership to €136.8 million or 3.9% of the total portfolio.
“The portfolio benefits from a strong geographic concentration around the affluent areas of Madrid and Barcelona regions, where c. 70% of the income is generated along with the robust tenant covenants of Carrefour and Dia providing secure income streams. The attractive value of this portfolio is further cemented by the blended c. 570bps premium to the respective corporate bond yields of Carrefour and Dia of 1.2% and 1.1%, when compared to our going-in yield of 6.9%.
“The prime high street units are 29% under-rented at today’s ERV’s. This coupled with our ability to grow rents through the CPI index-linked leases as the economy recovers and Spanish consumer spending improves and the re-setting to market rents through upward only rent reviews every six years will deliver another lever to create value.”

Savills advised KWE and CBRE advised AEW Europe.

-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com